Exhibit 23.1

The Partners

Noble Midstream Partners LP:

We consent to the use of our report dated August 10, 2016, with respect to the balance sheet of Noble Midstream Partners LP as of June 30, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

September 7, 2016